Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Urologix:

Stryker Warren, jr., CEO

(763) 475-1400

UROLOGIX ANNOUNCES ELECTION OF

PATRICK D. SPANGLER AS DIRECTOR

MINNEAPOLIS, August 19, 2010 (BUSINESS WIRE) —Urologix®, Inc. (NASDAQ: ULGX), a medical device company that develops, manufactures and markets minimally invasive Cooled ThermoTherapy™ technology to urologists to provide a durable and effective in-office treatment for patients suffering from benign prostatic hyperplasia (BPH), announced Patrick D. Spangler has joined the Board of Directors effective August 15, 2010.

“Pat brings to our Board a wealth of business experience and expertise, as well as a deep understanding of medical device companies,” stated Stryker Warren jr, CEO. “His strong background in the successful development and execution of strategic plans, business development functions, and public and private capital raising transactions enhances the diverse skill sets of our current Board members and is certain to be important to the future of Urologix.”

Mr. Spangler has spent over 23 years in the medical field including senior management roles with ev3, Empi, Inc. and Medtronic, Inc. where he has fulfilled CFO and treasury responsibilities. Pat received his BS degree in accounting and his Masters of Business degree in taxation from the University of Minnesota, and his MBA from the University of Chicago.

Mr. Spangler stated, “I am delighted to be joining the Board of Urologix, a leader in nonsurgical solutions for benign prostatic hyperplasia (BPH). As the population of aging, male baby boomers continues to grow, nonsurgical and non-pharmacological solutions will make up an ever increasing proportion of the treatment options for BPH.”

About Urologix

Urologix, Inc., based in Minneapolis, MN develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers nonsurgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.